EXHIBIT 10.1

June 2, 2010

Dr. Peter Milner

[Address]

Dear Peter:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that ARYx Therapeutics, Inc. (the “Company”) is offering to you.

1.                                      Resignation.  You hereby resign from all positions that you hold with the Company, including your position on the Company’s Board of Directors, and the Company hereby accepts all such resignations, effective June 15, 2010 (the “Separation Date”).

2.                                      Accrued Salary and Vacation.  On the Separation Date, the Company will pay you all accrued and unpaid salary earned through the Separation Date, as well as all accrued and unused vacation as of the Separation Date.  These amounts will be subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether you sign this Agreement.

3.                                      Severance Benefits.  If you sign this Agreement, and allow the release contained herein to become effective, then the Company will provide you with the following severance benefits:

(a)                                  Severance Payments.  The Company will make two lump-sum severance payments to you, each in an amount equal to six (6) months of your current base salary, less standard payroll deductions and withholdings.  The first such payment shall be made on the Separation Date, and the second such payment shall be made available to you on December 16, 2010, as specified below. The second payment will be made payable to Heffernan, Seubert & French LLP, to be deposited into an Escrow Account managed by that firm and held in your name. This second payment will be delivered to Tom French, Esq. of Heffernan, Seubert & French LLP (1075 Curtis Street, Menlo Park, CA 94025), counsel identified and retained by you, on the Separation Date. The second payment will be held in escrow by your counsel until December 16, 2010 at noon, at which time it will be released to you unless, prior to December 15, 2010 at midnight, the Company has delivered written notice to you and Mr. French that it is making a claim against you based upon a violation by you of Section 9 of this Agreement.

(b)                                  Resolution of Company’s Section 9 Claim.  In the event the Company disputes the release of the Cashier’s Check to you based on its claim that you have

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,  Fremont, CA  94555  Ph: 510-585-2200  Fax: 510-585-2202

www. aryx.com

violated Section 9, the matter shall be submitted to JAMS for expedited resolution through the submission of limited briefing. At the time of the submission of the matter to JAMS, the Company shall provide a list that orders its preference for the use of one of the following Neutrals associated with JAMS: Judge John Flaherty (Ret.); Judge Read Ambler (Ret); Judge Rebecca Westerfield; Cathy Yanni. The first of these JAMS Neutrals in the Company’s prioritization who is available and willing to serve shall be agreed upon as the JAMS Neutral to resolve the claim. Should the Company fail to provide the priority list at the time of the submission, the Neutrals listed above shall be asked to serve in the order listed above. Specifically, within 10 business days of submitting notice of a claim to you and Mr. French, the Company shall submit the factual and legal bases for its claimed violation of Section 9 to the selected JAMS Neutral in a brief not to exceed twenty (20) pages (with pagination in conformance with that required by the Santa Clara Superior Court) and exhibits, if any, not to exceed 30 pages.  Within 15 business days of receipt of the Company’s brief and exhibits, you shall submit the factual and legal bases of your defenses and objections to the Company’s claimed violation of Section 9 to the selected JAMS Neutral in a brief not to exceed twenty (20) pages (with pagination in conformance with that required by the Santa Clara Superior Court) and exhibits, if any, not to exceed 30 pages. Whichever JAMS Neutral accepts the matter, he or she will be asked to render his or her decision within 30 days or as soon thereafter as possible.  JAMS fees (administrative and Neutral fees) shall be paid by the Company and the payment of each party’s legal fees shall be set by the JAMS Neutral. The decision of the JAMS Neutral shall be binding and not subject to appeal by either you or the Company.

(c)                                  COBRA Premiums.  If you timely elect continued coverage under COBRA, then the Company will reimburse your COBRA payments upon invoice by you necessary to continue your group health insurance coverage through COBRA at the level in effect as of the Separation Date (including dependent coverage, if applicable), for up to twelve (12) months following the Separation Date, but in no event later than the date you cease to be eligible for such coverage.

(d)                                  Accelerated Vesting.  The Company will accelerate the vesting of all of your outstanding equity awards (except the restricted stock units that you were granted on February 25, 2010) such that all of the shares subject to such awards shall be deemed vested and exercisable as of the Separation Date.

You acknowledge and agree that you are accepting the severance benefits set forth herein, along with the other benefits set forth in this Agreement, in lieu of and in full satisfaction of any severance benefits from the Company to which you may be entitled, including (without limitation) any severance benefits set forth in your Employment Agreement with the Company dated September 30, 2005, as amended on December 19, 2008, and that the Company’s provision of the benefits under this Agreement supersedes and extinguishes any obligation of the Company to provide you with any severance benefits, including any obligation set forth in any argument between you and the Company.

4.                                      Consulting Agreement.  If you sign this Agreement, and allow the release contained herein to become effective, then the Company will engage you as a consultant under the terms set forth below.

(a)                                  Consulting Period.  You will serve as a consultant beginning on the first day following the Separation Date and ending on the effective date of any termination of the consulting relationship by either you or the Company, pursuant to the terms set forth in paragraph 4(j) below (the “Consulting Period”). However, the Consulting Period will be for a term of not less than twelve (12) months from the first day following the Separation Date.

(b)                                  Consulting Services.  As a Consultant, you will be responsible for assisting the Company in any area of your expertise (the “Consulting Services”), with all such services to be approved by the CEO of the Company in advance. It is understood that you will be limited to no more than thirty (30) hours per month of consulting services to the Company. You will conduct the Consulting Services at a location of your choosing.  You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services.

(c)                                  Consulting Fees and Expenses.  You will not be entitled to any cash compensation for the first sixteen (16) hours per month of Consulting Services, measured on a month-by-month basis.  For any Consulting Services in excess of sixteen (16) in any given month, the Company will pay you consulting fees (the “Consulting Fees”) at the rate of $400.00 per hour.  The Company will also reimburse you for reasonable and documented business expenses incurred during the Consulting Period in connection with any Consulting Services, provided that any such expenses in excess of $300.00 will require advance written approval by the CEO.

(d)                                  Equity.  Your Continuous Service (as defined in the 2007 Equity Incentive Plan) will continue uninterrupted during the Consulting Period. As a result, as part of your compensation for providing Consulting Services, you will remain eligible to vest the restricted stock units (awarded on February 25, 2010) while you remain a consultant to the Company. The restricted stock units will vest in the same manner, and under the same conditions, as the vesting may occur for all other employees also granted restricted stock units under this same grant, as if you are an employee of the Company at the time of vesting.

(e)                                  Tax Treatment.  The Company will not make any withholdings or deductions, and will issue you a form 1099, with respect to any Consulting Fees paid to you. You will be responsible for all taxes with respect to the Consulting Fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the Consulting Fees.

(f)                                    Independent Contractor Status.  You agree that during the Consulting Period (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.

(g)                                 Protection of Information.  You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services.  Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

(h)                                 Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided above.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with prior consent of the CEO.  This includes any information pertaining to the Company that is conjecture (beyond discussions about potential outcomes of clinical trials), is not already in the public domain, or is outside the scope of the consulting work then being performed.

(i)                                    Standard of Conduct.  You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company.

(j)                                    Termination of Consulting Period.  Either you or the Company may terminate the Consulting Period, at any time following the initial twelve (12) month period, for any reason, upon thirty (30) days written notice.  Upon termination of the Consulting Period by either party, the Company will pay only those Consulting Fees earned and expenses incurred through and including the effective date of such termination.

5.                                      Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, severance or benefits after the Separation Date, with the sole exception of any benefit the right to which has vested as of the Separation Date under the express terms of a Company benefit plan document.

6.                                      Expense Reimbursements.  You agree that, within fifteen (15) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement with respect to your Company employment.  The Company will reimburse you for these expenses pursuant to its regular business practices.

7.                                      Return of Company Property.  You agree that not later than the Separation Date, you will return to the Company, unless otherwise specified by the Company, all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to:  Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part); provided, however, that during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents and/or information reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period.

8.                                      Proprietary Information Obligations.  You hereby acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement with the Company, dated May 13, 2004.

9.                                      Nondisparagement.  You agree not to disparage the Company, or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Similarly, the Company (through its officer and directors) agrees to not disparage you in a manner likely to be harmful to you or your personal or business reputation. It is agreed that the press release, dated June 2, 2010 and attached hereto as Exhibit A, shall represent the way in which your resignation is described by you and the Company (through its officers and directors) in all settings.

10.                               No Admissions.  The terms and provisions of this Agreement are not to be construed as an admission by you or the Company of any wrongdoing or liability, or as an admission of the truth of any claims made or which might be made by any other party.

11.                               Mutual Release of Claims.

(a)                                  Mutual General Release.  Except for the promises and/or obligations made or undertaken in this Agreement, you and the Company hereby mutually release and absolutely and forever discharge the other (and you also release and discharge the Company’s past and present directors, managers, officers, shareholders, employees, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, affiliates, and assigns and each of them, separately and collectively) from any and all claims, demands and causes of action of any kind whatsoever, whether or not now known, suspected or claimed, which either ever had, now has, or claims to have had (collectively the “Released Matters”). These mutual releases apply and extend to all rights, causes of action, or claims asserted (except as specified in this Section), or which could have been asserted, by you or the Company as of the Severance Date, irrespective of the theory of recovery that could have been asserted. This release shall not extend to claims arising from your contractual or statutory obligations to refrain from the use or disclosure of proprietary or trade secret information belonging to the Company; nor to any claims arising from your willful misconduct that causes material injury to the Company. The Company agrees that it will make no claims relating to matters prior to the date of this Separation Agreement.

(b)                                  Exceptions to Release. You are not releasing any claim that cannot be waived under applicable state or federal law or any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance, and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. The foregoing notwithstanding, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

12.                               ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).  Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

13.                               Section 1542 Waiver.  It is the intention of you and the company in executing this Agreement and in tendering and receiving the consideration called for by this Agreement that this Agreement shall be and is a full and final accord and satisfaction and mutual general release of and from all matters relating to the Released Matters.  The Parties each acknowledges that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your and the Company’s release of any unknown or unsuspected claims herein.

14.                               Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15.                               Miscellaneous.  This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me as soon as possible. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that time frame.Sincerely,

ARYx THERAPEUTICS, INC.

By:	/s/ David Nagler
David Nagler
Vice President Corporate Affairs

Exhibit A —                              ARYx Press Release Dated June 2, 2010

I HAVE READ, UNDERSTAND, AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Peter G. Milner, M.D.	June 2, 2010
Peter G. Milner, M.D.	Date

EXHIBIT A — ARYx PRESS RELEASE

Contact:

ARYx Therapeutics, Inc.

David Nagler, 510-585-2200 ext. 211

Vice President Corporate Affairs

FOR IMMEDIATE RELEASE

ARYX ANNOUNCES RESIGNATION OF PETER G. MILNER, PRESIDENT RESEARCH AND DEVELOPMENT

FREMONT, CA., June 2, 2010 — ARYx Therapeutics, Inc. (NASDAQ: ARYX) today announced that Peter G. Milner, M.D., has resigned, effective June 15, 2010, as a director and as president research and development. He will continue to consult to the company in support of ARYx’s on-going strategic process. Dr. Milner, along with Dr. Pascal Druzgala, co-founded ARYx in 1997 in pursuit of novel therapies that avoid known safety concerns with previously commercialized pharmaceuticals. Based upon ARYx’s unique drug discovery approach, the company now has three late-stage development product candidates and a fourth in Phase 1 clinical development.

“Peter Milner provided the vision that built a highly productive and dedicated ARYx team which has invented four drug candidates possessing demonstrated sustained efficacy while enhancing their safety profile,” said Dr. Paul Goddard, ARYx chairman and chief executive officer. “Notwithstanding our need to undertake our current corporate development efforts, Peter can be proud of what has been accomplished at ARYx due to his leadership, passion and devotion to discovering and developing medicines that demonstrate that safety does not need to be compromised for efficacy. We are grateful to Peter for ARYx’s existence and for the on-going consulting contributions he will continue to make,” concluded Dr. Goddard.

“ARYx has reached a point in its current strategic process that I am now able to turn my focus to the other projects I have recently begun,” explained Dr. Peter Milner. “Pascal and I founded ARYx around the vision that proven therapies could be made safer by applying our unique insights into the role of metabolism in drug safety, believing efficacy does not need to be compromised for safety. I am proud of everything we have accomplished and look to the day that patients will benefit from our work,” concluded Dr. Milner.

As a result of Dr. Milner’s resignation, all officers of the company will now report directly to the CEO, including the chief scientific officer, Pascal Druzgala.

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,  Fremont, CA  94555  Ph: 510-585-2200  Fax: 510-585-2202

www. aryx.com

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (ATI-5923); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (ATI-2042); and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit ARYx’s Website at www.aryx.com for additional information.